Exhibit 10.19

Contract of MT4 MT5 Software Platform Maintenance and Technology

Licensing and Support Service

Contract No.:

Party A: AGM Technology Limited

Party B:

Signed At:

Date:

Contract of MT4 MT5 Software Platform Maintenance and Technology Licensing and Support Service (“License Contract”) is made in Beijing on by and between Party A and Party B. Party B agrees to grant Party A to use designated computer software and its relevant service (“Licensing Software”) in accordance with this License Contract. With respect to the maintenance and technology support service of this Licensing Software, both parties hereby agree follows:

1. Disclaimer

The purpose of this service contract is to understand and define the intentions, commitments, and obligations of the Parties herein.

WHEREAS Party B will provide Products and Services outlined in Addendum A - Services to Party A; and

WHEREAS Party B has agreed to supply the said Products and Services, all on the general terms set out herein.

2. Description of Services

1)	Party B will provide Technology White Label Services which may include MT4 software, Liquidity Bridge, Plugin, Web Services, API, Binary Option MT4 Plugin, Web Trading Terminal, Mobile Trading Terminal, Web-based Social Trading Terminal, Signal and Data Service and Customer Support to Party A, including all written or electronic documentation, user manuals and other documents pertaining to Party B Technology White Label.

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2)	The services provided by Party B as follows:

①　Installation and debugging of selected service components in Addendum A-Service;

②　Operation and maintenance of server and application program of selected service components in Addendum A-Service, including upgrade, backup, debugging, optimization, configuration, monitoring and migration;

③　Training, after sale support of selected service in Addendum A- Service.

3)	All System components shall be delivered in electronic form as program installation files. The installation files shall be provided by Party B and downloaded via the Internet without involving any tangible media. Documentation and the user manuals are built-in the System.

4)	Party A shall accept the delivery of the System with all its built-in components and options, and Party B warrants operational efficiency only in respect to the System copies issued under this Contract. The System is provided to Party A on an “as is” and “as available” basis and Party B does not warrant that the use of the System will be uninterrupted or error-free or that it will achieve its intended purpose or results.

5)	Party B, at its sole discretion, reserves the right to modify, delete, or add new functionality, programming fixes, updates, and upgrades to the System and its components.

3. Obligations of Party B

1)	Party B agrees to deliver/setup Party B Technology White Label Services for Party A within 14 business days after the setup fees defined below is received by Party B if applicable.

2)	Party B agrees that all customer information from Party A is white and confidential, unauthorized access to customer information is strictly prohibited.

3)	Party B agrees that it will fix software/web services bugs and respond to Party A’s requests in a timely and professional manner.

4)	As Party B does not provide services of an Internet provider, it cannot be held liable whatsoever for any Internet communication and/or equipment failures, delays in reporting of transactions in accounting books or their confirmation or any faults in electric circuits.

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5)	Party B shall not be liable for any legal actions or claims of Party A's customers arising from the relations between Party A and its customers, relating to the operation of the System/Platform or the use by Party A and its customers of the Expert Advisors written using the in-built MetaQuotes Language MQL4 or MetaQuotes Language MQL5, or any other trading paltform’s script language.

6)	For access to the System/Platform related to supplying services to users/traders, Party B undertakes to use exclusively the MetaTrader 4 Client Terminal or MetaTrader 5 Client Terminal or additionally ordered Mobile terminals or Party B in-house built trading graphic user interface/terminals supplied by Party B.

4. Obligations of Party A

1)	Party A agrees to pay service fees in accordance with the Fee Schedule which is outlined in Addendum C.

2)	Party A agrees to follow the guidelines provided by Party B on proper use of the Party B White Label components that includes MT4 software, MT5 software, Web Service, API, Bridge, Plugins, Components, and/or any other third-party software that connects to, or affects the White Label Platform.

3)	The preceding clause incudes risk control, independent risk control plugin, multi-account plugin, trade copy plugin, MT4 application interface and databases.

4)	Party A agrees not to place on its website, any website under its control and/or on Internet forums, any materials and/or files which are related to hacking the System/Platform, its components and/or its derivatives. Party A also agrees not to distribute any such materials by electronic and/or non-electronic media sources. In case Party A comes into possession of information about the publication of such materials, it shall immediately notify Party B. In case these materials are posted on Party A's websites, forums or other media sources controlled by Party A, it must immediately remove them. Violation of this clause constitutes a material breach of this Contract and may result in immediate termination of this Contract.

5)	Party B may provide Party A with additional White Labels Platform and other available System/Platform’s components, subject to formal request with Party B’s technical support team. Party A agrees to indemnify and hold harmless Party B for any third-party claims, actions or suits, as well as any related expenses, liabilities, damages, settlements or fees arising from Party A’s and/or Party A’s corporate clients’ use or misuse of the White Label. Party B is solely responsible for determining the appropriateness of use and assumes all risks associated with the use of White Labels, including but not limited to the risks of program errors, damage to equipment, loss of data or software programs, or unavailability or interruption of operations. In no event shall Party B be liable for claims, damages or other liability arising from, out of, or in connection with the White Label Services.

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6)	Party A shall not participate in any illegal, deceptive, misleading or unethical practices including, but not limited to, disparagement of the System or other practices which may be detrimental to the System, Party B or the public interest. In the event Party A is reported and/or found liable by a national and/or international authority to have committed, or there is suspicion to have committed, a criminal activity or an act of a fraudulent and related activity, Party B shall terminate this Contract.

7)	If Party B needs, Party A agrees to post its corporate name on Party B's systems in the capacity of Party B's customer.

8)	Party A shall not withhold information relating to Party B's copyright and its other rights in the System.

5 . Definition

1)	“Maintenance” means Party B provides Party A with technical guidance with respect to the Licensing Software and service of resolving product failure and other services.

2)	“On-site” means the place where Party A uses Licensing Software in accordance with this License Contract.

3)	“Field Maintenance” refers to the problem solving process at the site of Party A by technical personnel dispatched by party B. The technical issues of field maintenance include: (1) system halted and data error caused by the failure of Licensing Software; (2) system display error, data error, low operating efficiency and other issues due to environmental causes.

4)	“Remote Maintenance” means Party B provides technical guidance for Party A via telephone or Internet

5)	“Software Revision” refers to optimize and upgrade Licensing Software due to the failure of Licensing Software.

6)	“Technical Support” refers to Party B provides Party A with assistance or technical guidance via phone or internet during the service time in order to ensure the normal operation of Licensing Software and system, includes (1) clarifying the functions and features of the Licensing Software;(2) the clarification of documentations;(3) the operation instruction of the Licensing Software;(4) analyzing and correcting errors by telephone and/or Internet.

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7)	“Response Time” refers to the react time starting from Party B receives a request from Party A, communicate with Party A and to make a service commitment to Party A.

8)	“Service Time” means Party B’s working hour from 8:30 to 20:30 each day.

9)	“Date of Qualified Installation and Debugging of Licensing Software” refers to the time when Party B completes installation and debugging of Licensing Software (regardless Party A, Party B or any third party conducts this work) and accepted by Party A, the time on the acceptance certificate of Licensing Software signed by the representative of Party A shall prevail.

10)	“Confidential Information” means this Contract and all its Addendums and supplementary instruments concluded by both parties, all software, software catalog, documents, information, data, drawing, benchmark, technical specifications, trade secret, and all other information which is designated as confidential.

6. Maintenance and Technical Support

1)	After Party A pays Party B corresponding service fees, Party B shall provide Party A with maintenance and technical support of the Licensing Software in accordance with the provisions of this Contract. Such maintenance services provided by Party B is the standard maintenance services (as defined in Addendum A hereof), unless otherwise expressly agreed upon in this Contract, the maintenance services set forth in this Contract means only standard maintenance services.

2)	If Party A needs Party B to provide additional maintenance services, a separate addendum is required to be signed by both Parties, such addendum shall expressly set forth service content and service fees, and Party B will provide additional maintenance services to Party A according to such addendum.

3)	Any addendum to this Contract (if any) shall reflect the service policy of the maintenance and technical support provided by Party B. Party B will notice Party A in writing the latest maintenance and technical support policy in order to have Party A know any change of service policy, all changes (if any) won’t be come into force until the expiration of current maintenance and technical support contract.

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7. Term of Contract

1)	This Contract shall be valid for 1 year, starting from the accepted date of installation and debugging of the Licensing Software (in case this Contract is renewed, date will be the actual date).

2)	Upon the expiration of this Contract, if Party A needs Party B to continue to provide relevant maintenance and technical support services pertaining to Licensing Software, Party A should inform Party B at least one month in advance to renew this Contract.

8. Service Fee

1)	According to the provisions of this Contract, Party B shall provide Party A with the maintenance and technical support services of Licensing Software, Party A agrees to pay Party B monthly fee of maintenance and technical support service (“Service Fee”). The specific Service Fee amount is defined in Addendum C hereto.

2)	The first payment pertaining to the standard maintenance service shall be made within 5 days after the signing of this Contract. Party B is not obligated to pay a separate maintenance and technical service fee after Party A pays the license fee. Thereafter Party A shall pay Party B the monthly Service Fee 5 working days before each month.

3)	Service Fee does not include travel and accommodation expenses incurred by Party B when providing maintenance and technical support services for Party A. Party A shall reimburse Party B such travel and accommodation expenses, however, Party B shall obtain Party’s prior confirmation pertaining to the aforesaid travel and accommodation expenses.

9. Scope of Services

1)	The maintenance and technical support provided by Party B shall include:

① Failure of Licensing Software due to serious fault of system database or break down of main application;

② Party A’s main business suffers serious disturbance due to the problem of Licensing Software and such problem cannot be solved easily (temporarily);

③ The Licensing Software occurs a non-critical problem, and Party B can continue to run the system and/or operation;

④ All issues pertaining to the use and implement of Licensing Software;

2)	This Contract shall not include the upgrade service of the Licensing Software, and the upgrade service shall be implemented in accordance with Party B's unified regulations.

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3)	Except otherwise provided in this Contract or any Addendums hereof, Party B will not provide any maintenance and technical support service with respect to the following software:

① Any software generated from any change to the Licensing Software by anyone other than Party B and Party B’s agent and without the permission of Party B;

② Any software used by Party A not as prescribed under this License Contract.

③ Any third party software used by Party A.

4)	The standard maintenance services provided by Party B does not include the following situations: (if otherwise agreed by both Parties in any addendum hereof, Party B will provide service to Party A according to such agreement.)

① The Licensing Software fails to run normally due to illegal operation by Party A, computer equipment infected with virus, or failure of third party product, computer equipment failure and network failure.

② Data disorder and loss arising out of loss of the Licensing Software, theft of Licensing Software, unauthorized change of Licensing Software by Party A.

③ Inspect the software and hardware environment where Party A will use the Licensing Software;

④ Provide technical guidance for Party A with respect to the hardware and software in which the Licensing Software used.

5)	In the event Party A requires Party B provide any maintenance and technical support service beyond the scope of this Contract and Addendum hereto, Party A shall otherwise conclude a contract with Party B and pay Party B relevant service fee. In case Party B discovers in the process of maintenance and technical support that the services in not within the scope of this Contract, including but not limited to any modification to Licensing Software without the consent of Party B or illegal operation by Party A, or computer equipment infected with virus or failure of third party product, computer equipment failure and network failure, then Party B may at its discretion suspend the maintenance and technical support service, and Party A shall pay Party B for the effective service happened.

10. Response Time

Party B shall respond within 24 hours after receiving Party A's service request for the Licensing Software by telephone, letter, fax, E-mail, etc..

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11. Obligation of Party A

In order to facilitate Party B provides the service hereunder, Party A shall:

1)	make sure a designated person in charge of use and management of the Licensing Software, and establish relevant system to ensure the Licensing Software running in a safety environment (including computers, printers and related hardware equipment);

2)	backup system data regularly and keep the backup data properly;

3)	report any abnormal occurrence pertaining Licensing Software in time and record the current failure for Party B make a diagnosis;

4)	provide necessary equipment in the process of maintenance and technical support by Party B;

5)	cooperate with Party B to inspect whether Licensing Software runs normally when the maintenance and technical support is complete.

12. Confidentiality

1)	Both Parties acknowledge that confidential information constitutes valuable trade secret, either party shall use the other party’s confidential information by strictly conform with the provisions hereunder.

① Either party shall not directly or indirectly disclose any confidential information to any third party without prior written consent of the other party.

② Maintain the confidentiality of confidential information and take necessary measure (include but not limit to the measures taken by each party to maintain confidentiality of its own confidential information) to prevent unauthorized use and disclose confidential information.

③ Not use confidential information for any purposes other than those specifically set out in this Contract.

2)	Confidentiality shall not apply to such information that :

① is public knowledge; or

② was obtained by either party from a third party having no obligation of confidentiality with respect to such information; or

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③ was developed by either party without reference to confidential information; or

④ in the event judicial and governmental institutions require either party to disclose confidential information in accordance with relevant laws and regulations, then such party shall notice in writing the other party and obtain advice from the other party.

3)	The obligation under this clause applies to any confidential information, including other confidential information provided by either party to the other party in accordance with this Contract.

4)	On the expiration date of this Contract, either party shall return to the other party all confidential inflation at its own expense. Either party may not demand any economic compensation in this regard.

5)	If the employees from either Party who are involved in this Contract will not continue to participate in the project, Such Party shall ensure that such employee is not entitled to access to the confidential information.

13. Limitation of Liability and Responsibility for Breach of Contract

1)	Limitation of Liability

① Party B shall not make any explicit or implied warranties or commitments to the maintenance and technical support service other than expressly prescribed in this Contract.

② Party B undertakes to provide the service to Party A in accordance with the provisions of this Contract, however, Party B shall not bear any liability for the damage to Party B caused by delay due to force majeure factor.

③ Party B shall not take any liability if Party B fails to provide the service in accordance with the time limit stipulated in this Contract caused by Party A breaching this Contract.

2)	Responsibility of Party B

① If Party B's maintenance and support staff fails to perform or not to perform the services under this Contract, Party A is endowed the right to complain to Party B, after receiving Party A's complaints, Party B shall take immediate steps to correct it and provide the services agreed in this Contract.

② If Party B's maintenance and support staff fails to perform or not to perform the services under this Contract, which result in Party A is unable to use the Licensing Software and caused actual damage, Party B shall compensate Party A, and such compensation shall not exceed the annul Service Fee.

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3)	Responsibility of Party A

① In the event of overdue payment by Party A, Party B has the right to claim a penalty of 0.3‰ of the overdue payment.

② If the overdue payment by Party A exceeds 30 days, Party B has to the right to terminate this Contract. A penalty of 10% of annual Service Fee shall be paid by Party A.

14. Termination of Contract

1)	During the effective period of this Contract, Party A has the right to cancel the maintenance and technical support services to the Licensing Software or to one of its modules by informing Party B one month in advance. If Party A has paid the Service Fee in advance, Party B shall refund Party A such Service Fee that not happened.

2)	During the effective period of this Contract, Party B has the right to cancel the maintenance and technical support services to the Licensing Software or to one of its modules by informing Party A six month in advance. Party B will refund Party A such Service Fee that not happened.

3)	This Contract expires upon the expiration date if both Parties fail to renew this Contract.

4)	This Contract will be automatically terminated if license of Licensing Software terminates, and the service fee paid by Party A shall not be returned.

5)	Party B may terminate this Contract if Party A violates the payment obligation hereunder.

15. Governing Law and Settlement of Disputes

1)	The validity, interpretation and implementation of this Contract shall be govern by Contract Law of People’s Republic of China, Copyright Law Of The People's Republic Of China, Regulations for the Protection of Computer Software and other applicable laws and regulations of China and Hong Kong.

2)	In the event of any dispute arising out of or relating to this Contract, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. In the event such dispute is not resolved through consultations, the two Parties agree to take the approach of prosecuting in a court of jurisdiction.

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16. Miscellaneous Provisions

1)	The title of this Contract is only for reference and will not affect the meaning and interpretation of this Contract.

2)	Notice

① Any notice or written communication provided for in this Contract by either Party to the other Party shall be made in Chinese and delivered by hand, or by registered post (prepaid postage), or by legal courier service, or by facsimile.

Notice shall be deemed have been delivered at the following times:

a) if by hand, on reaching the designated address and subject to return receipt or other proof of delivery;

b) if by registered post (prepaid postage), the seventh day after the date of dispatch (as evidenced by the postmark);

c) if by courier, the third day after the date of dispatch;

d) if by fax, upon the next business day following the date marked on the confirmation of transmission report by the sender’s fax machine.

② After this Contract comes into force, regardless of any change in name, organization form, enterprise property, scope of business, registered capital, investors of either Party, the other Party shall continue to or ask the successor of its rights and obligations to observe and perform its obligations under this Contract.

3)	If Party B assigns the intellectual property of the Licensing Software to other entity, Party B shall arrange such entity to continue to provide maintenance and technical support service; or continue to provide Party A with one month maintenance and technical support service for Party A making other arrangements.

4)	Party B may in accordance with maintenance and technical support policy entrust its affiliated company or other third party provide maintenance service for Party A. Except otherwise agreed by both Parties in writing, such entrust shall not exempt Party B’s obligation hereunder.

5)	If an event of force majeure occurs such as earthquakes, typhoons, flood, tsunami, fire, war, riots, strikes and other events which are unforeseen, unavoidable or insurmountable, the Party claiming force majeure shall promptly inform the other Parties in writing and shall furnish with seven days thereafter sufficient proof of the occurrence and duration of such force majeure. In the event of force majeure, a Party’s contractual obligations affected by such an event under this Contract shall be suspended during the period of delay caused by the force majeure and shall be automatically extended for a period equal to such suspension.

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6)	Any provision or expression of this Contract shall not be deemed as giving up the rights of either Party, any nonperformance shall not be exempted from liability, unless the other Party signs this waiver. Either Party express or imply waive the liability of the other party in certain aspects shall not mean waive the liability of the other Party in other aspects or subsequent liability for breach of contract.

7)	The invalidity of any provision of this Contract shall not affect the validity of any other provision of this Contract.

8)	This Contract constitute the entire agreement between the Parties hereto with respect to the subject matter of this Contract and supersede all prior oral or written contract or promise. This Contract shall be changed only by a written instrument signed by the authorized representatives of both Parties, and the other terms that are not subject to change shall remain effective.

9)	The Addendums to this Contract is an integral part of this Contract and shall have the same legal effect with this Contract.

10)	This Contract shall come into force upon the execution by duly authorized representatives of both Parties. This Contract is in duplicate, each party hold on copy, and each copy has the same legal effect.

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Party A: AGM Technology Limited

Duly Authorized Representative: ________________________________

Party B:

Duly Authorized Representative: ________________________________

Date:

Addendum A: Standard Operating Maintenance Services

No.	Service Items	Service Contents
WH001	Pre-sale service	Provide business consulting, software presentation, customized solution etc..
WH002	Hotline	Solve technical problems via hotline by customer service center.
WH003	WEB Support	Customer service center receives and answers user’s questions via online support system.
WH004	Remote maintenance	Customer service center debugs the user’s software via remote service.
WH005	On-site maintenance	Customer service center dispatches technician to solve the problems on site.
WH006	Email and fax service	Solve the user’s problems via email and fax.
WH007	First call service	Customer service center actively engaged in first call service.
WH008	Call back service	Customer service center actively engaged in call back service.

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Addendum B: Additional Operating Maintenance Services

No.	Service Items	Service Contents
WH009	Software revision maintenance	Optimize and upgrade software due to the failure of software.
WH010	Software upgrade maintenance	Optimize and upgrade software for new functions or new operating environments. Service contents include system installation; software data conversion service.
WH011	Encryption box maintenance	Repair the product's encryption box.
WH012	IT outsource	Provide all relevant software and hardware support services to user in order to ensure the user can normally use of software.
WH013	Data debugging	The process of detecting and modifying data faults resulting from product failure or software environment problems.
WH014	Platform maintenance	The process of maintaining, debugging and fitting the relevant software environment that guarantees the normal operation of the product.
WH015	Network Installation	Network architecture and system debugging services for user based on user needs.
WH016	Network upgrade	Update the user's network system according to the user's needs.
WH017	User service	It refers to the special support and maintenance services provided for VIP user. Service contents include designate specific support; enjoy the construction and maintenance of hardware where runs software; provision of consumable materials for the operation of the software; customer network environment maintenance service.
WH018	Customization and system initial	Assist customers in completing workflow, parameter setting, enabling each module, input method of basic data and application skills.
WH019	Keep record	Complete the entering service of subject, coding, data and business documents.

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Addendum C: Fee and Payment Schedule

1.	One-time set up fee, basic web service and maintenance fee

Application program maintenance service set forth in the Contract	USD3 /month

2.	Payment

1st payment	5 days within signing of this Contract
Monthly recurring payment	5 days within the end of the month, from the end of the 2ndmonth	Basic monthly maintenance service fee plus multi-account management service fee

Party A pay the fees to Party B according to Addendum A and B.

3.	Bank Account of Service Supplier

Beneficiary Bank name:
Bank Code:
Beneficiary Bank Address
SWIFT Code:
Beneficiary Account Name
Beneficiary Account #
Beneficiary Address

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